Exhibit 10.05(b)

ALLEGHANY CORPORATION

Performance Share Award Agreement

This award of Performance Shares (the “Award”) is made as of [●], by and between Alleghany Corporation, a Delaware corporation (the “Corporation”), and [●] (the “Participant”), pursuant to the Alleghany Corporation 2017 Long-Term Incentive Plan (the “Plan”) and the following terms and conditions of this agreement (the “Agreement”):

Section 1.    Terms and Conditions; Definitions. This Award is subject to all of the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made. Any interpretation, determination or decision made or taken by the Committee regarding the Plan or this Agreement shall be final and binding upon the Corporation and Participant.

Section 2.    Performance Share Award. The Corporation hereby grants to Participant, on the terms and conditions hereinafter set forth:

                 Target Performance Shares.

The Target Performance Shares awarded to Participant shall be credited to a separate bookkeeping account that the Corporation has established for Participant under the Plan (the “Account”). Each Target Performance Share so credited, and each Dividend Equivalent Unit, if any, credited to Participant’s Account pursuant to Section 3 below (such Target Performance Shares and Dividend Equivalent Units, collectively referred to herein as Participant’s “Credited Performance Shares”), shall represent one notional share of Common Stock. All amounts representing the Credited Performance Shares in Participant’s Account shall continue for all purposes to be part of the general assets of the Corporation and, with respect to Participant’s interest in the Account, Participant shall be only a general, unsecured creditor of the Corporation.

Section 3.    Dividend Equivalent Units. Unless and until payment is made with respect to Participant’s Credited Performance Shares pursuant to Section 6 below, additional Performance Shares (a “Dividend Equivalent Unit”) will be credited to Participant’s Account on each date on which the Corporation pays a dividend on its Common Stock (a “Dividend Payment Date”). To the extent the Corporation’s dividend is in the form of cash, the number of Dividend Equivalent Units that will be credited to Participant’s Account will be determined by dividing (A) the product of (i) the total number of Credited Performance Shares in Participant’s Account immediately prior to the Dividend Payment Date, and (ii) the per-share amount of the dividend paid on the Dividend Payment Date, by (B) the closing price per share of the Corporation’s Common Stock on the Dividend Payment Date. To the extent the Corporation’s dividend is in the form of Common Stock, the number of Dividend Equivalent Units that will be credited to Participant’s Account will be equal to the product of (A) the total number of Credited Performance Shares in Participant’s Account immediately prior to the Dividend Payment Date, and (B) the number of shares of Common Stock paid as a dividend per share of Common Stock.

Section 4.    Performance Goal.

(a)	Subject to Section 5 and subject to such adjustments as may be approved by the Committee pursuant to Section 4(d), the actual number of Performance Shares that Participant shall be entitled to receive following the Performance Period may be different from the number of Target Performance Shares, depending upon the Corporation’s Adjusted Book Value Per Common Share, as follows:

Adjusted Book Value Per Common Share	Adjustment Multiple
less than 5%	0%
5%	50%
7%	100%
9% or more	150%

An Adjustment Multiple between percentages indicated in the table above will be calculated using straight-line interpolation.

(b)	If a minimum Adjusted Book Value Per Common Share of at least 5% is not achieved by the last day of the Performance Period, Participant shall forfeit all Credited Performance Shares without consideration. The maximum number of Performance Shares that may be earned by Participant pursuant to this Award shall be equal to 150% of the number of Credited Performance Shares in Participant’s Account.

(c)	The Committee will determine whether the Adjusted Book Value Per Common Share has been met for the Performance Period and the total number of Participant’s Target Performance Shares and Dividend Equivalent Units shall be multiplied by the applicable Adjustment Multiple, and the result shall be the final number of Performance Shares awarded under this Agreement (the “Actual Performance Shares”). All calculations shall be rounded down to the nearest whole Actual Performance Share; no payment shall be made in respect of fractional Actual Performance Shares.

Section 5.    Termination of Employment.

(a)	Subject to Section 5(b) of this Agreement, if Participant incurs a Termination of Employment for any reason prior to the January 1st of the calendar year following the end of the Performance Period, Participant shall forfeit, without consideration, all rights to, or interests in, the Credited Performance Shares in Participant’s Account.

(b)

Notwithstanding Section 5(a) of this Agreement, if, prior to the end of the Performance Period, Participant incurs a Termination of Employment by action of the Corporation without Cause (other than on account of Participant’s death or Total Disability), Participant shall become vested in a number of Credited Performance Shares equal to the product of (a) the Actual Performance Shares determined based on the table in Section 4 and the achievement of Adjusted Book Value Per Common Share as of the December 31st immediately preceding the date of Participant’s Termination of Employment as if such December 31st was the last day of the Performance Period and (b) a fraction the numerator of which is the number of whole calendar years beginning as of the first day of the Performance Period and ending on or before the date of Participant’s Termination of Employment, and the denominator of which is four.

Section 6.    Payment. Subject to Section 5 and the terms of the Plan, Participant’s Actual Performance Shares will be paid to Participant in either cash or whole shares of Common Stock, as elected by Participant in accordance with the rules and procedures established by the Committee. No fractional shares of Common Stock shall be issued. Payment shall be made to Participant upon the earlier of (a) Participant’s Termination of Employment or (b) in the calendar year following the last day of the Performance Period.

Section 7.    Rights as a Stockholder. Subject to the otherwise applicable provisions of the Plan and this Agreement, Participant shall have no rights of a stockholder of shares of Common Stock in respect of the Credited Performance Shares in Participant’s Account.

Section 8.    Taxes.

(a)	The Corporation shall have the right to deduct from any portion of the Award hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and, with respect to any portion of the Award paid in Common Stock, to require the payment by Participant (through withholding from Participant’s salary or otherwise) of any such taxes, but the Committee may make such arrangements for the payment of such taxes as the Committee in its discretion shall determine, including payment with shares of Common Stock (including net payments of awards paid in Common Stock).

(b)	This Agreement is intended to comply with the requirements of Section 409A of the Code of 1986, as amended (the “Code”) and shall be administered in accordance with Section 409A of the Code. In no event may Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding any other provision to the contrary, in the event that Participant is a Specified Employee as of his Termination of Employment, Participant’s Actual Performance Shares, if any, will be settled and paid on the first business day after the date that is six months following Participant’s Termination of Employment; provided that, if Participant’s Termination of Employment is on account of Participant’s death or Participant dies following Participant’s Termination of Employment and prior to the payment of the Actual Performance Shares, such Actual Performance Shares shall be paid to the personal representative of Participant’s estate within thirty days after the date of Participant’s death.

Section 9.    Definitions. As used herein, each of the following terms shall have the following respective meaning:

“Adjusted Book Value Per Common Share” means the average annual compound growth in Book Value Per Common Share achieved by the Corporation during the Performance Period, measured from a base equal to the Book Value Per Common Share on December 31, 201[●], as reported in the Corporation’s 201[●] Annual Report to

Stockholders, provided that, Adjusted Book Value Per Common Share shall exclude (i) the costs arising from the 2007 Long-Term Incentive Plan, 2012 Long-Term Incentive Plan, the Plan and any successor or new incentive plan and (ii) all acquisition related costs incurred in any business combination (as such terms are interpreted and applied under FAS 141(R).

“Book Value Per Common Share” means, as of the close of business on any date, the stockholders’ equity, as publicly reported by the Corporation, divided by the total number of outstanding shares of Common Stock and other equity of the Corporation, as publicly reported by the Corporation. In the event of any subdivision or combination of the outstanding shares of the Corporation’s Common Stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of Common Stock, merger or consolidation in which shares of Common Stock are converted or changed into cash, securities or other property, cash or other distribution, stock repurchases or redemptions at prices in excess of Book Value Per Common Share, stock issuances or sales at prices less than Book Value Per Common Share, sale, lease or transfer of substantially all the assets of the Corporation or other event similar in type or effect to an event herein listed (a “Transaction”), the Committee shall make such equitable adjustments as is appropriate in the base from which growth in Book Value Per Common Share is to be measured, the Adjusted Book Value Per Common Share growth requirements, the Book Value Per Common Share, the length of the Performance Period, and the making of payment on account thereof, so that the Credited Performance Shares payable to a participant following the Transaction shall equal, as nearly as possible, the Credited Performance Shares which would have been payable in the absence of such Transaction.

“Cause” means Participant’s (a) conviction of a felony; (b) willful failure to implement reasonable directives of a senior employee; or (c) gross misconduct in connection with the performance of any of Participant’s duties.

“Performance Period” means the four year period commencing January 1, 201[●] and ending December 31, 202[●].

“Specified Employee” means a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the methodology established by the Company as in effect on the Termination of Employment.

“Termination of Employment” means Participant’s “separation from service” within the meaning of Section 409A of the Code.

“Total Disability” means Participant’s inability to discharge his duties due to a physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Section 10.    Limits on Transferability. Neither the Award nor any rights or interests herein shall be pledged, encumbered, or hypothecated to, or in favor of, or be subject to any lien, obligation, or liability of Participant to, any party, other than the Corporation or any subsidiary, nor shall the Award or any rights or interests herein be assignable or transferable by Participant except in the event of Participant’s death.

Section 11.    No Right of Employment. Nothing in this Agreement shall confer upon Participant any right to continue as an employee of the Corporation or its subsidiaries to interfere in any way with the right of the Corporation or its subsidiaries to terminate Participant’s employment at any time.

Section 12.    Entire Agreement. This Agreement contains the entire understanding of the Corporation and Participant with respect to the subject matter hereof and thereof and, except as specifically provided herein, cancel and supersede any and all other agreements between the Corporation and Participant with respect to the subject matter hereof. Except as specifically provided herein, any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Corporation and Participant.

Section 13.    Governing Law. This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

Section 14.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 15.    Bound by the Plan. By signing this Agreement, Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

Section 16.    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction and shall not constitute a part of this Agreement.

Section 17.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, Participant has duly executed this Agreement and the Corporation has duly caused this Agreement to be executed in its name and on its behalf, all as of [●].

ALLEGHANY CORPORATION

By:
[Name]
[Title]

PARTICIPANT